Exhibit 99.3

P R E S S     R E L E A S E

Autoliv Introduces New Safety Cameras

- With Eight Safety and Driver Assist Applications

(Stockholm, May 14, 2013) — Autoliv Inc. (NYSE: ALV and SSE: ALIV sdb) – the worldwide leader in automotive safety systems – has developed a Stereo Vision Sensing (SVS) system that will make driving safer and more comfortable.

The new Autoliv system will help vehicle manufacturers meet the new test criteria that EuroNCAP recently announced to promote Autonomous Emergency Braking, Intelligent Speed Assist, Lane Departure Assists and Pedestrian Protection. Autoliv’s new active safety system can also be used for four additional applications.

Autoliv start deliveries of the system in 2015 to European premium vehicle model.

Currently, an increasing number of vehicles have Mono Vision Systems (MVS). These systems have one camera which is used for such functions as Speed Sign Recognition, Lane Departure Warnings, and even Autonomous Emergency Braking.

By adding another camera in tandem with the first camera, the system can provide a three dimensional view of the area in front of a vehicle. As a result, the Autoliv Stereo Vision System can ¬– in just one single measurement cycle –calculate the distance to different objects in front of the vehicle and determine the shape and the size of them. Autoliv’s Stereo Vision System will calculate the direction and speed of objects moving closer to the vehicle. As a result, Autoliv’s Stereo Vision System is able to predict if, for instance, a pedestrian is at risk of being hit by the vehicle and warn the driver or brake the car.

The Autoliv’s Stereo Vision System has a field of view of 50 degrees and can recognize objects within 120 meters. To provide the best view, the stereo vision cameras are mounted high on the front windshield behind the rear view mirror.

Autoliv’s new system will be used for Autonomously Emergency Braking, Intelligent Speed Assist, Road/Lane departure warning and Pedestrian Protection, which is proposed to be included in EurNCAP’s star rating of new vehicles from 2017. Additionally, the new vision system can do Adaptive Cruise Control, Queue Assist, Light Source Recognition (to automatically control the headlights to avoid blinding oncoming traffic) and Road Surface Monitoring (to automatically adjust the suspension ahead of hitting pot-holes or other bumps).

Inquiries:

Jan Carlson, President & CEO, Autoliv Inc.	Tel. +46 8 587 20600
Steve Rode, President Autoliv Electronics	Tel. +1 248 223 8083

Autoliv Inc.	Autoliv Americas
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 27, Mobile +46 709 57 81 27	Tel +1 (248) 223 8107, Mobile +1 (248) 794 4537
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com

P R E S S     R E L E A S E

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with more than 50,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2012 amounted US $8.3 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; changes in general industry or regional market conditions; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; fluctuation in vehicle production schedules; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc.	Autoliv Americas
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 27, Mobile +46 709 57 81 27	Tel +1 (248) 223 8107, Mobile +1 (248) 794 4537
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com